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                                                                      EXHIBIT 10

                           FIRST AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         THIS FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of September 1, 2003 (the "Effective Date"), by and between CMS Energy Corporation, a Michigan corporation (the "Company"), and Kenneth Whipple (the "Executive").

         WHEREAS, the Board of Directors of the Company (the "Board") desires that the Company continue to employ the Executive and the Executive desires to continue to furnish services to the Company on the terms and conditions hereinafter set forth;

         WHEREAS, the Board has designated the Organization and Compensation Committee of the Board (the "Committee") to have the responsibility for approving this Agreement on behalf of the Board and for administering the Agreement's provisions; and

         WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the Company and the Executive hereby agree as follows:

         1. Employment. The Company hereby agrees to employ the Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. Executive's base salary shall be paid partly in cash and partly in phantom stock units in the amounts and as specified in Sections 5(a)
(i) and (ii) of this Agreement.

         2. Employment Period. The period during which the Executive shall furnish services to the Company hereunder shall commence as of the Effective Date and shall continue in effect until terminated pursuant to the provisions in
Section 6 related to Termination and in Section 9 related to Change of Control. The period during which Executive is employed pursuant to this Agreement is referred to as the "Employment Period."

         3. Position and Duties. During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company and shall have those powers and duties of a management nature consistent with such position. In the performance of his duties hereunder, the Executive shall report to the Board and shall devote substantially all of his full working time, attention and energies to the business of the Company as shall be necessary for him to carry out his obligations hereunder. The provisions of this section are subject to the authority of the Board of Directors and shareholders to designate the Chairman of the Board of Directors and to elect Directors.



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         4. Place of Performance. The principal place of performance of the
Executive's duties hereunder shall be at the Company's principal corporate offices at One Energy Plaza in Jackson, Michigan, subject to reasonable travel requirements on behalf of the Company.

         5. Compensation and Related Matters.

              (a)   Base Salary.

                    (i) Cash Portion. During the Employment Period, the Company
              shall pay the Executive, in cash, a base salary at the rate of $33,334.00 per month (the "Cash Base Salary"), payable in installments of $16,667.00 per pay period in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time.

                    (ii) Salary Equivalent/Phantom Stock Units. During the
              Employment Period, in addition to the Cash Base Salary, the Company shall provide to the Executive a "salary equivalent" as follows:

                          (1) Number of Phantom Stock Units. On the first day of
                    each month during the Employment Period (the "Grant Date"), the Executive shall be granted a whole number of phantom stock units (also called "Stock Units") equal to the quotient obtained by dividing (A) $70,833.00 by (B) the closing trading price of a share of the Company's common stock, par value $.01 per share ("Common Stock") as reported on the NYSE Composite Tape for the last trading day of the immediately preceding month. All Stock Units shall be fully vested in the Executive as of the date of grant. The Committee reserves the right to review and adjust the value stated in clause (A) above, and the result of Committee's changes shall be used on a prospective basis in computing the number of Stock Units granted to Executive.

                          (2) Dividend Equivalents. In the event a dividend is
                    paid or other distribution is made with respect to the Common Stock, the Executive shall be granted, as of the dividend payment date (or the date such non-cash dividend or other non-cash distribution is made) (the "Dividend Grant Date"), an additional whole number of fully vested Stock Units equal to the quotient of (A) the amount of the cash dividend that would have been paid (or, in the event of a non-cash dividend or other non-cash distribution, the value of such dividend or other distribution, as determined by the Committee, that would have been made) with respect to the number of shares of Common Stock covered by the Stock Units held by the Executive on the record date for such dividend or other distribution and (B) the closing trading price of a share of Common Stock on the last trading day immediately preceding such payment or distribution date.

                          (3) No Fractional Stock Units. For purposes of this
                    subsection 5(a)(ii), fractional Stock Units resulting from the above-described computations shall be disregarded.

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                          (4) Nontransferability. The Stock Units may not be
                    sold, assigned, transferred or otherwise encumbered by the Executive.

                          (5) Equitable Adjustments. In the event that the Board
                    shall determine that any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event (other than any cash dividend or other non-cash dividend or distribution covered by clause (2) above), affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the Executive with respect to Stock Units previously granted pursuant to this Agreement, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to the number of Stock Units theretofore granted to the Executive hereunder.

                          (6) Rolling Cash Payments for Stock Units. On the
                    first business day following the second anniversary of each Grant Date and each Dividend Grant Date, there shall be a "Settlement Date" on which the Executive shall receive from the Company a cash payment equal to the closing trading price of a share of the Common Stock on the Settlement Date times the number of Stock Units granted to the Executive on the Grant Date or Dividend Grant Date, as applicable, two years earlier pursuant to this Section 5(a)(ii), adjusted, if applicable, pursuant to clause (5) above; provided, however, that if the Executive's employment terminates by reason of his death or the Executive dies following the termination of his employment and prior to the final Settlement Date such cash payment shall be made as soon as practicable following each remaining Settlement Date, to the Kenneth & Kimberly Whipple Irrev Trust U/A/D 12/21/00, IAA DTD 3/7/2001, and if that is not possible for any reason then to the Executive's estate.

              (b) Incentive Compensation. Executive agrees that he will not be eligible to participate in the Annual Officer Incentive Compensation Plan for CMS Energy Corporation and Its Subsidiaries, as approved by Committee on May 23, 2003 ("ICP") or as modified subsequent to this Agreement. In lieu of such participation, at the end of each fiscal year of the Company during which Executive was continuously employed and for a partial fiscal year in which the Employment Period was terminated, the Committee shall review the performance of the Executive and shall provide the Executive incentive compensation as provided below in accordance with this section of the Agreement, if any, as shall be determined by the Committee in its sole discretion. Any incentive compensation granted pursuant hereto shall be awarded in the form of phantom stock units, the number of which shall be equal to the quotient obtained by dividing (A) the amount of incentive compensation determined by the Committee for a particular fiscal year by (B) the closing trading price of a share of Common Stock on the last trading day of the immediately preceding month. Fifty percent (50%) of the phantom stock units received as incentive compensation with respect to any fiscal year shall be


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         converted into cash at a point in time 12 months after the date of the grant of incentive compensation by the Committee and the remaining fifty percent (50%) shall be converted into cash 24 months after the date of the grant. The cash payment made at each of these dates shall equal the closing trading price of a share of Common Stock on the last trading day of the immediately preceding month times the number of phantom stock units being converted to cash. The amount of incentive compensation, if any, awarded by the Committee to Executive pursuant to this section of the Agreement shall be done consistently with the interpretation and application of the provisions of the ICP, except that Executive's Individual Award shall be determined for each Performance Year (referred to above as a "fiscal year") under ICP by applying the composite performance factor under ICP to $1 million in such fashion so that Executive's annual amount of incentive compensation would be $1 million for a full fiscal year of employment (and pro-rated for a partial year of employment) at a composite performance factor of 100%, and be subject to adjustment up and down for the maximum and minimum composite performance factors used for any Performance Year under ICP.

              (c) Performance Incentive Plan. Executive agrees that he will not be eligible to participate in the CMS Energy Corporation Performance Incentive Stock Plan as amended and restated effective December 3, 1999 (the "Plan") or as modified subsequent to this Agreement. In lieu of granting Executive stock options or restricted stock pursuant to the Plan, the Company reserves the right in its sole discretion to award Executive restricted phantom stock units from time to time. The first award of 125,000 restricted phantom stock units shall be made within 10 days after both parties sign this Agreement. If, at a vesting date specified below, Executive either remains employed pursuant to the terms of this Agreement or remains as a member of the Board, then Executive shall become vested in such restricted phantom stock units in accordance with following vesting schedule: 31,250 Stock Units shall vest on September 1, 2005; 31,250 Stock Units shall vest on September 1, 2006, 31,250 Stock Units shall vest on September 1, 2007 and 31,250 Stock Units shall vest on September 1, 2008. Within 10 days after vesting, the Stock Units shall be converted into cash. The cash payments made at each of the specified dates shall equal the closing trading price of a share of Common Stock on the last trading day of the immediately preceding month times the number of Stock Units being converted to cash. In calendar year 2004 and beyond, the Committee will determine in its sole discretion the amount, if any, of additional restricted phantom stock units that will be awarded to Executive, the schedule for their vesting, the terms controlling their vesting and the date(s) on which they would be converted to cash.

              (d) Other Benefits. During the Employment Period, the Executive shall be entitled to participate (subject to uniformly applicable requirements for participation) in any health, disability, profit sharing, retirement or insurance plans maintained by the Company from time to time and shall be entitled to receive such perquisites and fringe benefits as are provided by the Company from time to time, in each case for the benefit of its executive officers at Grade Level E-9, provided


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         however that Executive shall also continue to receive (i) the same life insurance benefit that a non-employee director of the Company receives and (ii) the same retirement benefit that a non-employee director of the Company receives until Executive leaves the Board.

               (e) Business Expenses. During the Employment Period, the Company shall, upon submission of proper vouchers in respect thereof, pay or reimburse the Executive in accordance with the Company's reimbursement and expenses policies, as in effect from time to time, for all reasonable business expenses incurred by the Executive in connection with the Company's business.

              (f) Post-Employment Period Review. Upon conclusion of the Employment Period, the Board shall review the performance of the Executive and shall provide the Executive such monetary or other recognition, if any, as shall be determined by the Board in its sole discretion.

         6. Termination. The Executive's employment hereunder may be terminated under the following circumstances:

              (a) Death. The Executive's employment shall terminate upon his death.

              (b) Termination by the Company or by the Executive. The Company may terminate the Executive's employment during the Employment Period for any reason, with or without cause, upon 30 days' prior notice. The Executive may terminate his employment during the Employment Period for any reason, upon 30 days' prior notice. Any termination of the Executive's employment by the Company or by the Executive pursuant to this Section 6(b) shall be communicated by written notice of termination to the other party hereto in accordance with Section 11.

         7. Compensation Upon Termination of the Employment Period. Upon termination of the Employment Period, the Company shall (i) pay as soon as practicable thereafter to the Executive, or if he is deceased, to the Kenneth & Kimberly Whipple Irrev Trust U/A/D 12/21/00, IAA DTD 3/7/2001, and if payment to the trust is not possible for any reason, then to the Executive's estate, a lump sum in cash equal to any Cash Base Salary under Section 5(a)(i) which has been earned but not yet paid, and reimbursement of any expenses incurred by the Executive in respect of periods through the date of termination, (ii) pay as soon as practicable thereafter to the Executive, or if he is deceased, to the aforementioned trust, and if payment to the trust is not possible for any reason, then to the Executive's estate, any incentive compensation under Section 5(b) that has yet to be converted to cash and paid to Executive, and any restricted phantom stock units under Section 5(c) that have yet to vest and been paid to Executive in cash and (iii) pay to the Executive, or if he is deceased to the aforementioned trust, and if payment to the trust is not possible for any reason, then to the Executive's estate, the cash payments specified in settlement of Stock Units at the times otherwise provided herein in Section 5(a)(ii)(6). No new grants pursuant to Section 5(a)(ii) of this Agreement shall be made to Executive following the termination of this Agreement pursuant to
Section 6. When this section of the Agreement is


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invoked in order to convert Stock Units and restricted phantom stock units under
Section 5(c) to cash, the conversion shall be based upon the closing price of a share of Common Stock on the last trading day of the month immediately preceding the month in which the conversion is taking place.

         8. Non-Competition, Non-Solicitation and Confidentiality Requirements.

              (a) Non-Competition Requirement. During the Employment Period and during the one-year period thereafter (the "Noncompetition Period"), the Executive, acting alone or with others, directly or indirectly, shall not engage, whether as employee, employer, consultant, advisor or director, full or part-time, or as an owner, investor, partner or stockholder (unless the Executive's interest is insubstantial), in any business in an area or region in which the Company or any of its subsidiaries or affiliates then conducts business, which business is directly in competition with a business then conducted by the Company or any of its subsidiaries or affiliates. For purposes of this Section 8(a), the Executive's interest as a stockholder shall be considered insubstantial if such interest represents beneficial ownership of less than one percent of the outstanding class of stock, and the Executive's interest as an owner, investor or partner shall be considered insubstantial if such interest represents ownership, as determined by the Committee in its discretion, of less than one percent of the outstanding equity of the entity.

              (b) Non-Solicitation Requirement. During the Noncompetition Period, the Executive, acting alone or with others, directly or indirectly, whether as employee, employer, consultant, advisor or director, or as an owner, investor, partner, stockholder or otherwise
         (i) shall not solicit or induce any client or customer of the Company or any of its subsidiaries or affiliates, or entity with which the Company or any of its subsidiaries or affiliates has a business relationship, to curtail, cancel, not renew or not continue his or her or its business with the Company or any of its subsidiaries or affiliates, (ii) shall not hire any person who is then, or who within 90 days prior to a termination of the Executive's employment, was an employee of, or a consultant or independent contractor to, the Company or any of its subsidiaries or affiliates and (iii) shall not solicit or induce any person who is an employee of, or a consultant or independent contractor to, the Company or any of its subsidiaries or affiliates to curtail, cancel, not renew or not continue his or her or its employment, consulting or other relationship with the Company or any of its subsidiaries or affiliates.

              (c) Ethics and Confidentiality Requirements. In addition to complying with all provisions stated in the CMS Energy Code of Conduct and Statement of Ethics Handbook (June 2003) and other corporate policies, as they currently exist or are subsequently put into place, the Executive shall not take, disclose, use, sell or otherwise transfer, except in the course of employment with the Company, any confidential or proprietary information of the Company or any of its subsidiaries or affiliates, including but not limited to information regarding current and potential customers, clients, counterparts, organization, employees, finances and financial results, and methods of operation, transactions and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal


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         process. The Executive shall return to the Company, promptly following the Executive's termination of employment or, if a demand for such return has been made, at any other time, any information, documents, materials, data, manuals, computer programs or devices containing information relating to the Company or any of its subsidiaries or affiliates, and each of their customers, clients and counterparts, which came into the Executive's possession or control during his employment.

              (d) Injunctive Relief. The Executive acknowledges that a breach of the restrictions contained in this Section 8 shall cause irreparable damage to the Company, the exact amount of which shall be difficult to ascertain, and that the remedies at law for any such breach shall be inadequate. Accordingly, the Executive agrees that, if the Executive breaches any of the restrictions contained in this Section 8, then the Company shall be entitled to injunctive relief, without posting bond or other security in addition to any other remedy or remedies available to the Company at law or in equity. This Section 8 shall survive termination of the Executive's employment hereunder.

         9. Successors and Change of Control; Binding Agreement. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean both the Company as defined above or any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. Except for the first two sentences which shall survive, the balance of this section shall be superseded, and thereafter have no legal force and effect, by any change of control agreement signed by the Executive and the Company subsequently to this Agreement's Effective Date.

         10. Indemnification. The Company shall indemnify, to the fullest extent permitted by applicable state law and the by-laws of the Company, all amounts (including without limitation judgments, fines, settlement payments, expenses and attorney's fees) incurred or paid by the Executive in connection with any claim, action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or the acting by him as a director, officer or employee of the Company, any subsidiary of the Company or any other person or enterprise at the Company's request (collectively, "Claims"). During the Executive's employment with the Company and following the termination of the Executive's employment with the Company for any reason, the Executive shall be covered with respect to any Claims under any director's and officer's liability insurance policy maintained by the Company which covers other similarly situated executives of the Company. This Section 10 shall survive the termination of the Executive's employment hereunder.

         11. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have

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been duly given when delivered or (unless otherwise specified) mailed by United
States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

              If to the Executive:

                           Kenneth Whipple
                           1115 Country Club Rd.
                           Bloomfield Hills, MI 48304

              If to the Company:

                           CMS Energy Corporation
                           One Energy Plaza
                           Jackson, Michigan 49201
                           Attention:  Corporate Secretary

or to such other address as any party may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         12. Amendment or Modification, Waiver. Executive and the Company agree that as of the Effective Date of this Agreement, the provisions of the Employment Agreement, dated as of June 1, 2002, are superseded in their totality by the provisions of this Agreement, except that (i) provisions of Section 5(a)(6) shall continue to be applicable until the Stock Units received under said Employment Agreement are converted to cash and (ii) provisions of said Employment Agreement expressly deemed to survive its termination or expiration shall continue to survive. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and an authorized officer of the Company after approval of the Committee. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by any such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         13. Disputes. Any disputes related to this Agreement shall first be brought to the Committee. If that does not result in a mutually agreeable resolution, then the dispute shall be subject to final and binding arbitration before a single arbitrator selected by the parties to be conducted in Jackson, Michigan. The arbitration will be conducted and finished within 90 days of the selection of the arbitrator. The parties shall share equally the cost of the arbitrator and of conducting the arbitration proceedings, but each party shall bear the cost of its own legal counsel and experts and other out-of-pocket expenditures.

         14. Miscellaneous. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto and any prior agreement of the parties hereto in respect to the subject matter contained herein. This Agreement will be governed


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by and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law and by all authorized deductions. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


                                           CMS ENERGY CORPORATION


As approved by the
Organization and Compensation
Committee of the Board
on October 15, 2003

                                           By:    /s/ John F. Drake
                                               --------------------------------
/s/ John B. Yasinsky                           Name: John F. Drake
-----------------------------
John B. Yasinsky, Chair                        Title: Senior Vice President,
                                                      Human Resources



                                                  /s/ Kenneth Whipple
                                           ------------------------------------
                                                       Kenneth Whipple


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